CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 (No. 333-191149) of MONY America Variable Account K of MONY Life Insurance Company of America of (i) our report dated April 12, 2019, relating to the statutory-basis financial statements of MONY Life Insurance Company of America and (ii) our report dated April 15, 2019 (the “Report”), relating to the financial statements of each Variable Investment Option of MONY America Variable Account K of MONY Life Insurance Company of America listed in the Report, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 19, 2019